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                                                                   Exhibit 10.14

                           RESTRICTED STOCK AGREEMENT

         This Restricted Stock Agreement (this "Agreement") is made and entered into as of June 12, 1998 (the "Effective Date"), by and between CSK Auto Corporation, a Delaware corporation (the "Company"), and John F.
Antioco (the "Participant").

         WHEREAS, the Participant is a director of the Company;

         WHEREAS, the Company has, subject to stockholder approval, established the CSK Auto Corporation Directors Stock Plan (the "Plan") whereby the Company may issue restricted shares of the Company's common stock, par value .01 per share ("Common Stock"), to certain of the directors of the Company; and

         WHEREAS, in order to attract, motivate and retain the services of the Participant, the Company is willing to issue restricted shares of Common Stock to the Participant on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the Company hereby agrees to issue Participant certain restricted shares of Common Stock, and Participant hereby accepts such shares, on the terms and conditions hereinafter set forth.

1.       ESTABLISHMENT OF PLAN.

         The shares of Common Stock issuable to the Participant pursuant to this Agreement will be issued pursuant to the authority granted under the Plan, and are subject to all the terms and conditions of the Plan, as the same may be amended from time to time. The interpretation and construction by the committee administering the Plan of the Plan, this Agreement and such rules and regulations as may be adopted by such committee for the purpose of administering the Plan shall be final and binding upon the Participant. Until the shares of Common Stock issuable to the Participant pursuant to this Agreement shall vest or be forfeited, the Company shall, upon written request therefor, send a copy of the Plan, in its then current form, to the Participant.

         The Plan shall become effective upon its approval by a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote at the Company's 1999 annual meeting of stockholders to take place following the conclusion of its 1998 fiscal year ("Stockholder Approval"). The effectiveness of this Agreement shall be contingent on such approval and, if such approval is not obtained, shall be null and of no effect.

2.       GRANT OF AWARD.

         Pursuant to the terms of the Plan, One Thousand Fifty-Eight (1,058) shares (the "Shares") of restricted Common Stock will be issued in the name of the Participant and transferred to the Participant. The Shares will be restricted by being subject to vesting and non-transferability as hereafter provided in this Agreement and shall be subject to such limitations on transfer as are contained in the Plan, the federal and state securities laws applicable to the Shares or any other limitations on transferability as may be imposed by the Company.
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3.       RISK OF FORFEITURE.

         The Shares will be subject to a substantial risk of forfeiture. The Participant must continue to serve as a director of the Company on the Vesting Date set forth below in order to vest in the ownership of the Shares. If the Participant's directorship of the Company is terminated for any reason other than (i) death or disability, or (ii) an Approved Sale (as defined) of the Company, in either case prior to the Vesting Date, the Shares shall revert to the Company.

4.       RESTRICTIONS.

         Until the Participant vests in the Shares, the Shares may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner.

5.       VESTING.

         5.1 General. Fifty percent of the Shares shall vest upon the six month anniversary of the Effective Date (the "Initial Vesting Date"), on the condition that the Participant remains as a director of the Company on the Initial Vesting Date, and the remaining fifty percent shall vest upon the earlier of (i) the one year anniversary of the Effective Date, or (ii) the first date following the Effective Date on which a duly called meeting (whether annual or special) of the stockholders of the Company is held for the purpose of electing directors of the Company at which directors are elected (the "Final Vesting Date" and together with the Initial Vesting Date, the "Vesting Dates"), on the condition that the Participant remains as a director of the Company on the Final Vesting Date.

         5.2 Death or Disability. The Shares shall vest in their entirety upon the Participant's death or disability. For this purpose, the term "disability" shall mean an illness, incapacity or disability of a nature which prevents the Participant from fulfilling his duties as a director of the Company for an aggregate of six (6) calendar months during the period between the Effective Date and the Final Vesting Date. The Company, at its option and expense, is entitled to retain a physician reasonably acceptable to the Participant to confirm the existence of such illness, incapacity or disability, and the determination of such physician shall be binding upon the Company and the Participant.

         5.3 Approved Sale of the Company. The Shares shall vest in their entirety upon the closing of an Approved Sale that occurs prior to the Final Vesting Date if, immediately prior to such closing, Participant is serving as a director of the Company. "Approved Sale" means a transaction or a series of related transactions with an acquiror which had not previously been a stockholder of the Company (other than as a result of purchasing shares in the public market) which results in a bona fide, unaffiliated change of beneficial ownership of (a) 80% of the Company's common equity securities or (b) all or substantially all of its assets, whether pursuant to the sale of the stock or assets of the Company or any of its subsidiaries, or a merger or consolidation involving the Company or any of its subsidiaries.


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6.       ISSUANCE OF CERTIFICATES.

         Promptly following the Stockholder Approval, the Company will issue and deliver to the Participant, in the name of the Participant, a certificate representing ownership of the Shares. The certificate representing the Shares shall contain the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ISSUED PURSUANT TO A RESTRICTED STOCK AGREEMENT, DATED AS OF JUNE 12, 1998 (THE "AGREEMENT"), BY AND BETWEEN CSK AUTO CORPORATION AND THE PERSON IN WHOSE NAME THESE SECURITIES ARE REGISTERED. THE TERMS AND CONDITIONS OF THE AGREEMENT SUBJECT THESE SECURITIES TO A SUBSTANTIAL RISK OF FORFEITURE AND TO RESTRICTIONS ON TRANSFERABILITY.

If the Participant is serving as a director of the Company on any Vesting Date, the Participant may surrender the certificate representing ownership of the Shares to the Company for reissuance of a certificate representing the vested Shares, which certificate does not contain the foregoing legend, and a certificate representing unvested Shares, if any, which certificate shall contain the foregoing legend.

7.       VOTING; DIVIDENDS; CERTAIN CORPORATE TRANSACTIONS.

         The Participant shall not be entitled to exercise any voting rights with respect to the Shares or to receive any dividends (other than a stock dividend) paid with respect thereto, until the Shares have vested. In the event that the outstanding securities of any class then comprising the Shares are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the committee administering the Plan shall determine otherwise, the terms "Common Stock" or "Shares" shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the Shares, or into or for which the Shares are so increased, decreased, exchanged or converted.

8.       SECTION 83(B) ELECTION.

         The Participant understands and agrees that the vesting of the Participant in the Shares shall constitute compensation income arising from services performed by the Participant for the Company. The Participant understands that the taxable income recognized by the Participant as a result of the award of Shares hereunder, and the withholding liability and required date of withholding with respect thereto, if any, will be affected by a decision by the Participant to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (an "83(b) Election"). The Participant understands and agrees that the Participant will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Shares, and for properly making such election and filing the election with the relevant taxing authorities on a


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timely basis. The Participant will not rely on the Company or any of its officers, accountants, attorneys or other agents for any advice in connection with the decision whether to make, or procedures for making, the 83(b) Election, and acknowledges that the Company has urged the Participant to consult with the Participant's own tax advisor with respect to the desirability of and procedures for making an 83(b) Election with respect to the Shares, including when the election should be made. The Participant agrees to submit to the Company a copy of any 83(b) Election with respect to the Shares immediately upon filing such election with the relevant taxing authority.

9.       PAYMENTS TO COMPANY.

         By the execution of this Agreement, the Participant agrees to pay to the Company the amount of federal, state and local taxes that the Company is required to withhold and remit to the taxing authorities applicable to the Participant as a result of the transactions contemplated by this Agreement (collectively, "Taxes"). The Participant shall pay to the Company an amount equal to the Taxes the Company is required to withhold and remit as calculated by the Company in accordance with the rules and regulations of applicable taxing authorities governing the calculation of such withholding. The Participant shall make such withholding payment to the Company on the Vesting Date or upon the Participant making an 83(b) Election. If the Participant fails or refuses to make such payment to the Company on its due date, the Participant hereby authorizes the Company, in addition to any of its other remedies, to withhold from any other compensation or payments due by the Company to the Participant an amount sufficient to pay such withholding plus interest as hereafter provided until such withholding and interest is paid in full. Any delinquent payments made by the Participant to the Company shall bear interest at the lesser of the maximum interest rate permitted by law or one and one-half percent (1-1/2%) per calendar month, or portion thereof, compounded monthly, until the entire withholding is paid in full.

10.      MISCELLANEOUS.

         10.1 Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. Each party may also provide notice by sending the other party a facsimile at a number provided by such other party.

         10.2 No Right to Employment. This Agreement is not an employment agreement and shall not confer on the Participant any right to be retained in the employment of the Company or any of its successors or affiliates.

         10.3 Unfunded Benefits. Nothing in this Agreement shall be construed as requiring the Company to segregate, earmark, purchase or otherwise set aside or fund any investment or contract to secure its obligations under this Agreement. The rights of the Participant hereunder shall be those of a general unsecured creditor of the Company.


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         10.4 No Trust. Nothing contained in this Agreement or any action taken pursuant to the provisions of this Agreement shall create or be construed to create any irrevocable trust of any kind, fiduciary relationship between the parties.

         10.5 Benefits Nontransferable. The rights of the Participant to the issuance of the Shares as provided herein shall not be assigned, transferred, pledged or encumbered, and any attempted assignment shall be void. If any creditor, trustee in bankruptcy or other person attempts to attach or otherwise acquire any of the Participant's interest under this Agreement, the Participant shall immediately forfeit all rights under this Agreement.

         10.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

         10.7 Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 10.7.

         10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

         10.9 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

         10.10 Entire Agreement. This Agreement together with any agreement, plans or other documents implementing the terms of this Agreement constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersede any prior oral or written agreements.

         10.11 Arbitration. Any dispute arising under this Agreement shall be resolved by binding arbitration conducted under the auspices and pursuant to the rules of the American Arbitration Association and held in Phoenix, Arizona, or such other place as the parties may mutually agree. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator's fees and expenses.


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         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.


                                              CSK AUTO CORPORATION,
                                              a Delaware corporation



                                              By: /s/ Maynard Jenkins
                                                  Name:  Maynard Jenkins
                                                  Title: Chief Executive Officer


Address for Notices:

     645 E. Missouri Avenue
     Phoenix, AZ  85012
     Attention:  General Counsel

With a copy to:

     Investcorp International Inc.
     280 Park Avenue, 37th Floor West
     New York, NY  10017
     Attention:  Christopher Stadler


                                              Participant  /s/ John F. Antioco
                                                               John F. Antioco

Address for Notices:
     Blockbuster Entertainment Group
     1201 East Elm Street, 32nd Fl.
     Dallas, TX  75270


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